EXHIBIT 16

Deloitte & Touche Letterhead

January 31, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 - 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Neogen Corporation's Form 8-K dated January 16, 2003, and have the following comments:

  With respect to the first sentence of paragraph 1, we were notified by the Company on January 20, 2003 that the client-auditor relationship had been terminated.
  We agree with the statements made in paragraphs 2 and 3.
  We have no basis on which to agree or disagree with the statements made in the second sentence of paragraph 1 and in paragraph 4.

Yours truly,

s/Deloitte & Touche

DELOITTE & TOUCHE LLP